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                                                                    Exhibit 11.2


                                  IRIDIUM LLC
                (A Development Stage Limited Liability Company)

                   COMPUTATION OF LOSS PER CLASS 1 INTEREST
                  (in thousands except Member Interest data)

                                                             THREE MONTHS ENDED MARCH 31,
                                                        -------------------------------------
                                                                1997                 1998
                                                        ----------------     ----------------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

Net loss                                                  $      35,928        $     203,566

Preferred dividend requirement                                    1,674                1,447
                                                        ----------------     ----------------

Net loss applicable to class 1 interests                  $      37,602        $     205,013
                                                        ================     ================

AVERAGE NUMBER OF CLASS 1 INTERESTS:

Average number of Class 1 Interests outstanding             120,836,025          141,227,834

     Assumed exercise of options and warrants                 9,795,747           18,219,622

     Assumed conversion of Series A Class 2 Interest            869,544              738,679
                                                        ----------------     ----------------

Average number of Class 1 Interests assumed to be
     outstanding, assuming dilution                         131,501,316          160,186,135
                                                        ================     ================

NET LOSS PER CLASS 1 INTEREST:

Basic (1)                                                 $       0.31         $       1.45

Diluted (2)                                               $       0.29         $       1.28


(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interests are anti-dilutive but are included in the calculation of diluted loss per Class 1 Interest in accordance with Regulation S-K,
       Item 601 (a) (11).


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